Exhibit 99.1

NEWS RELEASE September 5, 2017

	Contacts:	Dan Schlanger, CFO
Son Nguyen, VP & Treasurer
FOR IMMEDIATE RELEASE		Crown Castle International Corp.
713-570-3050

CROWN CASTLE ANNOUNCES APPOINTMENTS

OF EXECUTIVE OFFICERS

September 5, 2017—HOUSTON, TEXAS—Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today that, effective immediately, James D. Young, Crown Castle’s previous Senior Vice President and Chief Operating Officer, has been designated to lead the Crown Castle’s fiber solutions activities and appointed Senior Vice President and Chief Operating Officer – Fiber. In addition, Robert C. Ackerman, who previously served as an Area President of Crown Castle’s operating subsidiaries, has been appointed Senior Vice President and Chief Operating Officer – Towers and Small Cells. Mr. Young and Mr. Ackerman report to Jay Brown, Crown Castle’s Chief Executive Officer.

Mr. Young joined Crown Castle in October 2005 and has served as Senior Vice President and Chief Operating Officer since 2009. Mr. Ackerman joined Crown Castle in August 1998 and has served as an Area President of its operating subsidiaries since 2002. Mr. Young and Mr. Ackerman have approximately 25 and 20 years of experience, respectively, in the telecom industry.

“Both Jim and Bob bring operational and organizational leadership that will be instrumental as we continue to grow our business and position ourselves for future opportunities,” stated Mr. Brown. “Jim’s strengths as an operator and leader will be invaluable as we integrate our pending Lightower acquisition and grow our fiber solutions activities to deliver value for our customers and stockholders. Bob brings a wealth of experience and has consistently demonstrated the ability to deliver results, which will enable us to continue to execute for our tower and small cell customers. With the right team in place and a market leading portfolio of towers, small cells and fiber, I believe we are well-positioned to capture the benefits of continued exponential growth in demand for data and connectivity.”

ABOUT CROWN CASTLE

Crown Castle provides wireless carriers with the infrastructure they need to keep people connected and businesses running. With approximately 40,000 towers and 60,000 route miles of fiber supporting small cells following the completion of the Lightower acquisition, Crown Castle is the nation’s largest provider of shared wireless infrastructure with a significant presence in the top 100 US markets. For more information on Crown Castle, please visit www.crowncastle.com.

The Foundation for a Wireless World.

CrownCastle.com

News Release continued:	Page 2

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include plans, projections and estimates regarding (1) the completion of the Lightower acquisition and the assets to be acquired therefrom, (2) the growth in wireless demand and benefits to be derived therefrom, and (3) our strategic position. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the SEC. The term “including,” and any variation thereof, means “including, without limitation.”

The Foundation for a Wireless World.

CrownCastle.com